EXHIBIT 10.2

EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”), is entered into as of the      day of             , 2013, by and between AMERIS BANCORP, a Georgia corporation (“Employer”), and JAMES E. CREAMER, JR., an individual resident of the State of Florida (“Employee”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Agreement and Plan of Merger dated as of May 1, 2013 (the “Merger Agreement”) by and between Employer and The Prosperity Banking Company, a Florida corporation (“Prosperity”), Prosperity will merge with and into Employer (the “Merger”), as a result of which Prosperity Bank, a Florida state-chartered bank and wholly owned subsidiary of Prosperity (“Prosperity Bank”), will become a wholly owned subsidiary of Employer;

WHEREAS, as a result of the Merger and pursuant to the transactions contemplated by the Merger Agreement, Employee is expected to receive significant consideration in exchange for the shares of Prosperity Common Stock (as defined in the Merger Agreement) held by Employee;

WHEREAS, immediately following the consummation of the Merger, Employer will merge Prosperity Bank with and into Ameris Bank, a Georgia state-chartered bank and wholly owned subsidiary of Employer (“Ameris Bank”);

WHEREAS, Employee currently serves as President and Chief Operating Officer of Prosperity and President and Chief Executive Officer of Prosperity Bank;

WHEREAS, upon and subject to the consummation of the transactions contemplated by the Merger Agreement, Employer wishes to employ Employee as Regional President of Ameris Bank, and Employee wishes to serve in such position, on the terms and conditions set forth herein;

WHEREAS, Employee desires to be assured of a secure minimum compensation from Employer for Employee’s services over a defined term;

WHEREAS, Employer desires to provide fair and reasonable benefits to Employee on the terms and subject to the conditions set forth in this Agreement; and

WHEREAS, Employer desires reasonable protection of confidential business and customer information of Employer, Ameris Bank, Prosperity and Prosperity Bank which has been developed over many years at substantial expense, including such confidential information of Prosperity and Prosperity Bank for which Employer, as of the Effective Time (as defined in the Merger Agreement), will have paid valuable consideration, and assurance that Employee will not compete with Employer for a reasonable period of time after termination of Employee’s employment with Employer, except as otherwise provided herein;

NOW, THEREFORE, in consideration of these premises and the mutual covenants and undertakings herein contained, Employer and Employee, each intending to be legally bound, covenant and agree as follows:

1. Employment. Upon the terms and subject to the conditions set forth in this Agreement, Employer employs Employee as Regional President of Ameris Bank, and Employee hereby accepts such employment.

2. Position and Duties. Employee agrees to serve as Regional President of Ameris Bank as set forth in Section 1 hereof and to perform such duties as may reasonably be assigned to Employee by the Chief Executive Officer of Employer or the President of Ameris Bank; provided, however, that such duties shall be of the same character as those generally associated with the office held by Employee. During the Term (as defined in Section 3 hereof), Employee agrees to serve Employer faithfully and to the best of Employee’s ability and to devote Employee’s full business time, attention and skills to Employer’s business; provided, however, that the foregoing shall not be deemed to restrict Employee from devoting a reasonable amount of time and attention to the management of Employee’s personal affairs and investments, so long as such activities do not interfere with the responsible performance of Employee’s duties hereunder; and provided further, however, that Employee may serve as a director or officer of any charitable, religious, civic, educational or trade organizations to the extent that such activities, individually or in the aggregate, do not interfere with the performance of Employee’s duties and responsibilities under this Agreement.

3. Term. This Agreement shall commence as of the date hereof (the “Effective Date”) and, unless otherwise earlier terminated pursuant to Section 8 hereof, shall end at 12:01 a.m., Eastern Time, on the three (3) year anniversary of the Effective Date (the “Term”).

4. Compensation.

(a) Employee shall receive an annual salary of Two Hundred Fifty Thousand and no/100 Dollars ($250,000.00) (“Base Compensation”) payable at regular intervals in accordance with Employer’s normal payroll practices now or hereafter in effect.

(b) In addition to Employee’s Base Compensation, Employee may be eligible to receive, during each calendar year during the Term, an annual bonus (an “Annual Bonus”) pursuant to a bonus or incentive plan of Employer; provided, however, that the decision to provide any Annual Bonus and the amount and terms of any Annual Bonus shall be in the sole and absolute discretion of the Board of Directors of Employer (the “Board”) or a committee thereof. Any Annual Bonus earned and payable to Employee shall be paid on or after January 1, but not later than March 15, of the calendar year following the calendar year for which such Annual Bonus is earned.

(c) Notwithstanding any other provisions in this Agreement to the contrary, any incentive-based or other compensation paid to Employee pursuant to this Agreement or any other agreement or arrangement with Employer which is subject to recovery under any law, government regulation or stock exchange listing requirement will be subject to such deductions and clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement (or any policy adopted by Employer pursuant to any such law, government regulation or stock exchange listing requirement).

5. Other Benefits. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall be included as a participant in all present and future employee benefit, retirement and compensation plans (but only subject to the terms of such plans) of Employer generally available to its employees, consistent with Employee’s Base Compensation and position with Employer, including Employer’s 401(k) Profit Sharing Plan, and Employee and Employee’s dependents shall be included in Employer’s hospitalization, major medical, disability and group life insurance plans. Employee acknowledges that, notwithstanding any of the provisions of this Agreement, any of Employer’s benefit plans and programs may be modified from time to time and that Employer is not required to continue any plan or program currently in effect or adopted hereafter; provided, however, that each of the above benefits shall continue in effect on terms no less favorable than those for other executive officers of Employer (as permitted by law) during the Term. Employee’s years of service with Prosperity Bank shall be recognized and shall apply to his participation in all present and future employee benefit, retirement and compensation plans of Employer.

6. Expenses. So long as Employee is employed by Employer pursuant to this Agreement, Employee shall receive reimbursement from Employer for all reasonable business expenses incurred in the course of Employee’s employment by Employer upon proper submission to Employer of written vouchers and statements for reimbursement. In addition, Employer shall (i) provide to Employee an automobile and pay for all costs associated therewith during the Term, and (ii) reimburse Employee for all mileage driven by Employee in his personal automobile in connection with his duties hereunder in accordance with Employer’s mileage reimbursement policy as in effect from time to time. Employer shall also use its reasonable best efforts to provide to Employee a country club membership for business and personal use and shall pay for all initiation fees and monthly dues related thereto; provided, however, that, if such membership is not already owned by Employee as of the date hereof, then such membership shall be and remain the sole property of Employer.

7. Vacation. Employee shall be entitled to four (4) weeks paid vacation during each calendar year of Employee’s employment hereunder.

8. Termination. Subject to the respective continuing obligations of the parties hereto, including those set forth in Sections 10(a), 10(b), 10(c) and 10(d) hereof, Employee’s employment by Employer hereunder may be terminated prior to the expiration of the Term as follows:

(a) Employer, upon written notice to Employee, may terminate Employee’s employment with Employer immediately for cause. For purposes of this Section 8(a), “cause” for termination of Employee’s employment shall exist (i) if Employee is convicted of (from which no appeal may be taken), or pleads guilty or nolo contendere to, any act of fraud, misappropriation or embezzlement, or any felony, (ii) if, in the determination of Employer, Employee has engaged in gross or willful misconduct materially damaging to the business of Employer (it being understood, however, that neither conduct pursuant to Employee’s exercise of Employee’s good faith business judgment nor unintentional physical damage to any property of Employer by Employee shall be grounds for such a determination by Employer), or (iii) if

Employee fails, without reasonable cause, to follow reasonable written instructions of the Chief Executive Officer of Employer or the President of Ameris Bank consistent with Employee’s position with Employer, applicable laws, regulations and Employer’s policies, and such failure continues for more than sixty (60) days after Employer provides Employee with written notice that reasonably identifies the written instructions that Employee failed to follow.

(b) Employee may terminate Employee’s employment with Employer for good reason; provided, however, that Employee shall not have good reason for termination pursuant to this Section 8(b) unless Employee gives written notice of termination for good reason within thirty (30) days after the event giving rise to good reason occurs, Employer does not correct the event that constitutes good reason, as set forth in Employee’s notice of termination, within thirty (30) days after the date on which Employee gives written notice of termination and Employee terminates employment within sixty (60) days after the occurrence of the event that constitutes good reason. For purposes of this Section 8(b), “good reason” for termination shall mean that any one or more of the following events has occurred without Employee’s express written consent:

(i) a change in Employee’s reporting responsibilities, titles or offices, or any removal of Employee from, or any failure to re-elect Employee to, any of Employee’s positions, which has the effect of materially diminishing Employee’s responsibility or authority;

(ii) a material reduction by Employer in Employee’s Base Compensation;

(iii) Employer requires Employee’s principal business location to be at any office or location more than fifty (50) miles from Prosperity’s office as of the date hereof, located at 100 Southpark Boulevard, St. Augustine, Florida 32086 (other than to an office or location closer to Employee’s home residence);

(iv) without replacement by a plan providing benefits to Employee substantially equal to or greater than those discontinued, the failure by Employer to continue in effect, within its maximum stated term, any material pension, life insurance, health, accident, disability or other employee welfare benefit plan, program or arrangement in which Employee is participating, or the taking of any action by Employer that would materially adversely affect Employee’s participation or materially reduce Employee’s benefits under any of such plans; or

(v) the taking of any action by Employer that would materially adversely affect the physical conditions in or under which Employee performs the employment duties hereunder, provided that Employer may take action with respect to such conditions so long as such conditions are at least commensurate with the conditions in or under which an officer of Employee’s status would customarily perform his or her employment duties.

(c) Employee, upon ninety (90) days written notice to Employer, may terminate Employee’s employment with Employer without good reason.

(d) Employer, upon ninety (90) days written notice to Employee, may terminate Employee’s employment with Employer without cause.

(e) Employee’s employment with Employer shall terminate in the event of Employee’s death or disability. For purposes of this Agreement, “disability” shall be defined as Employee’s inability by reason of illness or other physical or mental incapacity to perform the duties required by Employee’s employment for any consecutive one hundred eighty (180) day period.

(f) Within seven (7) months after the Effective Date, either Employee or Employer may terminate Employee’s employment, without cause or reason, upon ten (10) days written notice to the other party; provided, however, that this paragraph shall expire one hundred eighty (180) days after the Effective Date.

(g) Should a “Change in Control” occur during the Term, Employee, at his option, may, within the thirty (30) day period commencing on the effective date of such Change in Control, elect to terminate his employment with Employer upon thirty (30) days written notice to Employer. A “Change in Control” shall be defined to include the occurrence of any of the following: (i) Employer is sold to, or is merged into, or consolidated with, an unrelated third party; (ii) fifty percent (50%) or more of Employer’s operating assets are sold, transferred or otherwise alienated to an unrelated third party, or (iii) an unrelated third party acquires the ability to appoint or elect at least fifty percent (50%) of the members of the Board.

9. Compensation Upon Termination. In the event of termination of Employee’s employment with Employer pursuant to Section 8 hereof, compensation shall continue to be paid by Employer to Employee as follows:

(a) In the event of a termination pursuant to Section 8(a) or 8(c) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through and including the Date of Termination (as defined in Section 11 hereof) specified in the Notice of Termination (as defined in Section 11 hereof). Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans.

(b) In the event of a termination pursuant to Section 8(b) or 8(d) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, Employee shall be entitled to continue to receive from Employer, for the lesser of (x) twelve (12) months from the Date of Termination and (y) the remainder of the Term, Base Compensation at the rate in effect at the time of termination, payable in accordance with Employer’s standard payment practices then existing.

(c) In the event of a termination pursuant to Section 8(e) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, and compensation plans and other perquisites as provided in Section 5 hereof, (x) in the event of Employee’s death, through the date of death, or (y) in the event of Employee’s disability, through the Date of Termination specified in the Notice of Termination. Any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the date of death or the Date of Termination specified in the Notice of Termination, as the case may be, shall be paid when due under those plans.

(d) In the event of a termination pursuant to Section 8(f) or 8(g) hereof, compensation provided for herein (including Base Compensation and an Annual Bonus) shall continue to be paid, and Employee shall continue to participate in the employee benefit, retirement, compensation plans and other perquisites as provided in Section 5 hereof, through the Date of Termination specified in the Notice of Termination, and any benefits payable under insurance, health, retirement and bonus plans as a result of Employee’s participation in such plans through the Date of Termination specified in the Notice of Termination shall be paid when due under such plans. In addition, Employee shall be entitled to continue to receive from Employer, for twelve (12) months from the Date of Termination, Base Compensation at the rate in effect at the time of termination, payable in accordance with Employer’s standard payment practices then existing; provided, however, that if such termination is pursuant to Section 8(f), then payment of any additional Base Compensation required by this sentence shall not commence until Employer’s first normal pay date occurring eight (8) months after the Effective Date.

(e) Employer will permit Employee or Employee’s personal representative(s) or heirs, during a period of ninety (90) days following the Date of Termination of Employee’s employment by Employer (as specified in the Notice of Termination) for the reasons set forth in Section 8(b), 8(d), 8(e), 8(f) or 8(g) hereof, to purchase all of the stock of Employer that would be issuable under all outstanding stock options, if any, previously granted by Employer to Employee under any Employer stock option plan then in effect, whether or not such options are then exercisable, at a cash purchase price equal to the purchase price as set forth in such outstanding stock options.

10. Restrictive Covenants.

(a) Employee acknowledges that (i) Employer has separately bargained and paid additional consideration for the restrictive covenants herein; and (ii) Employer will provide certain benefits to Employee hereunder in reliance on such covenants in view of the unique and essential nature of the services Employee will perform on behalf of Employer and the irreparable injury that would befall Employer should Employee breach such covenants.

(b) Employee further acknowledges that Employee’s services are of a special, unique and extraordinary character and that Employee’s position with Employer will place Employee in a position of confidence and trust with customers and employees of Employer and its subsidiaries and affiliates and with Employer’s other constituencies and will allow Employee access to Trade Secrets and Confidential Information (each as defined in Section 10(e) hereof) concerning Employer and its subsidiaries and affiliates.

(c) Employee further acknowledges that the types and periods of restrictions imposed by the covenants in this Section 10 are fair and reasonable and that such restrictions will not prevent Employee from earning a livelihood.

(d) Having acknowledged the foregoing, Employee covenants and agrees with Employer as follows:

(i) While Employee is employed by Employer and continuing thereafter, Employee shall not disclose or use any Confidential Information or Trade Secret of Employer for so long as such information remains Confidential Information or a Trade Secret, as applicable, for any purpose other than as may be necessary and appropriate in the ordinary course of performing Employee’s duties to Employer during the period of Employee’s employment with Employer.

(ii) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c), 8(e), 8(f) or 8(g) hereof, Employee shall not (except on behalf of or with the prior written consent of Employer), on Employee’s own behalf or in the service or on behalf of others, solicit or attempt to solicit any customer of Employer or its subsidiaries, including actively sought prospective customers, with whom Employee had Material Contact (as defined in Section 10(e) hereof) during Employee’s employment (including Employee’s prior employment with Prosperity and Prosperity Bank), for the purpose of providing products or services that are Competitive (as defined in Section 10(e) hereof) with those offered or provided by Employer or its subsidiaries or, in the event of Employee’s termination, Competitive with those offered or provided by Employer or its subsidiaries within two (2) years prior to the termination of Employee’s employment.

(iii) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c), 8(e), 8(f) or 8(g) hereof, Employee shall not, either directly or indirectly, on Employee’s own behalf or in the service or on behalf of others, perform within the Restricted Territory (as defined in Section 10(e) hereof) duties and responsibilities that are the same as or substantially similar to those Employee performs for Employer or, in the event of Employee’s termination, performed for Employer within two (2) years prior to the termination of Employee’s employment, for any business which is the same as or essentially the same as the business conducted by Employer and its subsidiaries.

(iv) While Employee is employed by Employer and for a period of one (1) year after termination of Employee’s employment pursuant to Section 8(a), 8(c), 8(e), 8(f) or 8(g) hereof, Employee will not on Employee’s own behalf or in the service or on behalf of others, solicit or recruit or attempt to solicit or recruit, directly or by assisting others, any employee of Employer or its subsidiaries, whether or not such employee is a full-time employee or a temporary employee of Employer or its subsidiaries, whether or not such employment is pursuant to a written agreement and whether or not such employment is for a determined period or is at will, to cease working for Employer.

(v) If Employee’s employment is terminated pursuant to Section 8(a), 8(c), 8(e), 8(f) or 8(g) hereof and Employee subsequently engages in any conduct or takes any action prohibited under any of Sections 10(d)(ii)-(iv) hereof, then, in addition to any other remedies available to Employer hereunder, Employer may immediately terminate, and shall not be required to continue on behalf of Employee or Employee’s dependents and beneficiaries, any compensation provided for herein and any employee benefit, retirement and compensation plans and other prerequisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Employee under applicable federal or state law.

(vi) If Employee’s employment is terminated pursuant to Section 8(b) or Section 8(d) hereof, then Employee may thereafter engage in any conduct or take any action of the type described under Sections 10(d)(ii)-(iv); provided, however, that if Employee shall engage in any such conduct or take any such action, then Employer may immediately terminate, and shall not be required to continue on behalf of Employee or Employee’s dependents and beneficiaries, any compensation provided for herein (including any payments pursuant to Section 9(b) hereof) and any employee benefit, retirement and compensation plans and other perquisites provided in Section 5 hereof other than those benefits that Employer may be required to maintain for Employee under applicable federal or state law.

(vii) If Employee’s employment by Employer is terminated for any reason or for no reason, Employee will turn over immediately thereafter to Employer all business correspondence, letters, papers, reports, customer lists, financial statements, credit reports or other Confidential Information, data or documents of Employer in the possession or control of Employee, all of which writings are and will continue to be the sole and exclusive property of Employer.

(e) For purposes of this Section 10, the following terms shall be defined as set forth below:

(i) “Competitive,” with respect to particular products or services, shall mean products or services that are the same as or similar to the products or services of Employer and its subsidiaries.

(ii) “Confidential Information” shall mean data and information:

(A) relating to the business of Employer and its subsidiaries, regardless of whether the data or information constitutes a Trade Secret;

(B) disclosed to Employee or of which Employee becomes aware as a consequence of Employee’s relationship with Employer (or Prosperity or Prosperity Bank);

(C) having value to Employer; and

(D) not generally known to competitors of Employer.

Confidential Information shall include Trade Secrets, methods of operation, names of customers, price lists, financial information and projections, personnel data and similar information; provided, however, that such term shall not mean data or information that (x) has been voluntarily disclosed to the public by Employer, except where such public disclosure has been made by Employee without authorization from Employer, (y) has been independently developed and disclosed by others, or (z) has otherwise entered the public domain through lawful means.

(iii) “Material Contact” shall mean contact between Employee and a customer or prospective customer: (A) with whom or which Employee dealt on behalf of Employer or its subsidiaries (or Prosperity or Prosperity Bank); (B) whose dealings with Employer were coordinated or supervised by Employee; (C) about whom Employee obtained Confidential Information in the ordinary course of business as a result of Employee’s association with Employer (or Prosperity or Prosperity Bank); or (D) who receives products or services as authorized by Employer, the sale or provision of which results or resulted in compensation, commissions or earnings for Employee within two (2) years prior to the date of the termination of Employee’s employment with Employer.

(iv) “Restricted Territory” shall mean the geographic territories within a fifty (50) mile radius of (A) Prosperity’s office as of the date hereof located at 100 Southpark Boulevard, St. Augustine, Florida 32086, (B) Prosperity’s office as of the date hereof located at [450 East 23rd Street, Panama City, Florida 32405] and (C) Employer’s office as of the date hereof located at 4899 Belfort Road, Suite 100, Jacksonville, Florida 32256; provided, however, that if the physical location of any or all of such offices shall change during the Term, then the Restricted Territory shall mean the geographic territories within a fifty (50) mile radius of the physical locations of such offices at such time and, in the event of the termination of Employee’s employment, the Restricted Territory shall mean the geographic territories within a fifty (50) mile radius of the physical locations of such offices on the Date of Termination.

(v) “Trade Secret” shall mean information, without regard to form, including, but not limited to, technical or nontechnical data, a formula, a pattern, a compilation, a program, a device, a method, a technique, a drawing, a process, financial data, financial plans, product plans or a list of actual or potential customers or suppliers, that is not commonly known by or available to the public and which information:

(A) derives economic value, actual or potential, from not being generally known to, and not being readily ascertainable by proper means by, other persons who can obtain economic value from its disclosure or use; and

(B) is the subject of efforts that are reasonable under the circumstances to maintain its secrecy.

(f) Employee acknowledges that irreparable loss and injury would result to Employer upon the breach of any of the covenants contained in this Section 10 and that damages arising out of such breach would be difficult to ascertain. Employee hereby agrees that, in addition to all other remedies provided at law or in equity, Employer may petition and obtain from a court of law or equity, without the necessity of proving actual damages and without posting any bond or other security, both temporary and permanent injunctive relief to prevent a breach by Employee of any covenant contained in this Section 10, and shall be entitled to an equitable accounting of all earnings, profits and other benefits arising out of any such breach. In the event that the provisions of this Section 10 should ever be determined to exceed the time, geographic or other limitations permitted by applicable law, then such provisions shall be modified so as to be enforceable to the maximum extent permitted by law. If such provision(s) cannot be modified to be enforceable, the provision(s) shall be severed from this Agreement to the extent unenforceable. The remaining provisions and any partially enforceable provisions shall remain in full force and effect.

(g) All references to Employer in this Section 10 shall include, unless the context otherwise requires, all subsidiaries and controlled affiliates of Employer.

11. Notice of Termination and Date of Termination. Any termination of Employee’s employment with Employer as contemplated by Section 8 hereof, except in the circumstances of Employee’s death, shall be communicated by written notice of termination (the “Notice of Termination”) by the terminating party to the other party hereto. Any Notice of Termination given pursuant to Section 8(a), 8(b) or 8(e) hereof shall indicate the specific provisions of this Agreement relied upon and shall set forth in reasonable detail the facts and circumstances claimed to provide a basis for such termination. Any Notice of Termination given pursuant to Section 8(c), 8(d), 8(f) or 8(g) hereof shall indicate the provision of this Agreement relied upon, but need not state any basis for such termination. For purposes of this Agreement, “Date of Termination” shall mean: (i) if Employee’s employment is terminated because of disability, thirty (30) days after Notice of Termination is given (unless Employee shall have returned to the performance of Employee’s duties on a full-time basis during such thirty (30) day period); or (ii) if Employee’s employment is terminated for cause, good reason (pursuant to Section 8(b) hereof) or pursuant to Section 8(c), or 8(d) hereof, the date specified in the Notice of Termination; provided, however, that if within thirty (30) days after any such Notice of Termination is given with respect to termination of employment for cause, the party receiving such Notice of Termination notifies the other party that a dispute exists concerning the termination, the Date of Termination shall be the date on which the dispute is finally resolved, either by mutual agreement of the parties or by arbitration as provided in Section 26 hereof; or (iii) if Employee’s employment is terminated pursuant to Section 8(f) or 8(g) hereof, the date specified in the Notice of Termination.

12. Excess Parachute Payments and One Million Dollar Deduction Limit.

(a) Notwithstanding anything contained herein to the contrary, if any portion of the payments and benefits provided hereunder and benefits provided to, or for the benefit of, Employee under any other plan or agreement of Employer (such payments or benefits are collectively referred to as the “Payments”) would be subject to the excise tax (the “Excise Tax”) imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”), or would be nondeductible by Employer pursuant to Section 280G of the Code, the Payments shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Employee shall be subject to the Excise Tax or shall be nondeductible by Employer pursuant to Section 280G of the Code (such reduced amount is hereinafter referred to as the “Limited Payment Amount”). Employer shall reduce or eliminate the Payments by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Determination (as defined in Section 12(b) hereof). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(b) An initial determination as to whether the Payments shall be reduced to the Limited Payment Amount pursuant to the Code and the amount of such Limited Payment Amount shall be made at Employer’s expense by a nationally or regionally recognized independent accounting firm selected by Employer and reasonably acceptable to Employee (the “Accounting Firm”). The Accounting Firm shall provide its determination (the “Determination”), together with detailed supporting calculations and documentation to Employer and Employee within thirty (30) days of the Termination Date, if applicable, and if the Accounting Firm determines that no Excise Tax is payable by Employee with respect to a Payment or Payments, it shall furnish Employee with an opinion reasonably acceptable to Employee that no Excise Tax will be imposed with respect to any such Payment or Payments. Within ten (10) days of the delivery of the Determination to Employee, Employee shall have the right to dispute the Determination (the “Dispute”). If there is no Dispute, the Determination shall be binding, final and conclusive upon Employer and Employee subject to the application of Section 12(c) hereof.

(c) As a result of the uncertainty in the application of Sections 4999 and 280G of the Code, it is possible that the Payments to be made to, or provided for the benefit of, Employee either have been made or will not be made by Employer which, in either case, will be inconsistent with the limitations provided in Section 12(a) hereof (hereinafter referred to as an “Excess Payment” or “Underpayment”, respectively). If it is established pursuant to a final determination of a court or an Internal Revenue Service (the “IRS”) proceeding which has been finally and conclusively resolved that an Excess Payment has been made, such Excess Payment shall be deemed for all purposes to be a loan to Employee made on the date Employee received the Excess Payment, and Employee shall repay the Excess Payment to Employer on demand (but not less than ten (10) days after written notice is received by Employee), together with interest on the Excess Payment at the Applicable Federal Rate (as defined in Section 1274(d) of the Code) from the date of Employee’s receipt of such Excess Payment until the date of such repayment. In the event that it is determined (i) by the Accounting Firm, Employer (which shall include the position taken by Employer, or together with its consolidated group, on its federal income tax return) or the IRS; (ii) pursuant to a determination by a court; or (iii) upon the resolution of the Dispute to Employee’s satisfaction, that an Underpayment has occurred, Employer shall pay an amount equal to the Underpayment to Employee on or before the fifth business day of the immediately succeeding taxable year of Employer, together with interest on such amount at the Applicable Federal Rate from the date such amount would have been paid to Employee until the date of payment.

(d) Notwithstanding anything contained herein to the contrary, if any portion of the Payments would be nondeductible by Employer pursuant to Section 162(m) of the Code, the Payments to be made to Employee in any taxable year of Employer shall be reduced (but not below zero) if and to the extent necessary so that no portion of any Payment to be made or benefit to be provided to Employee in such taxable year of Employer shall be nondeductible by Employer pursuant to Section 162(m) of the Code. The amount by which any Payment is reduced pursuant to the immediately preceding sentence, together with interest thereon at the Applicable Federal Rate, shall be paid by Employer to Employee on or before the fifth business day of the immediately succeeding taxable year of Employer, subject to the application of the limitations of the immediately preceding sentence and this Section 12. Employer shall reduce or eliminate the Payments in any one taxable year of Employer by first reducing or eliminating those payments or benefits which are not payable in cash and then by reducing or eliminating cash payments, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the Section 162(m) Determination (as defined in Section 12(e)). For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro rata basis.

(e) The determination as to whether the Payments shall be reduced pursuant to Section 12(d) hereof and the amount of the Payments to be made in each taxable year after the application of Section 12(d) hereof shall be made by the Accounting Firm at Employer’s expense. The Accounting Firm shall provide its determination (the “Section 162(m) Determination”), together with detailed supporting calculations and documentation to Employer and Employee within thirty (30) days of the termination date specified in the Notice of Termination. The Section 162(m) Determination shall be binding, final and conclusive upon Employer and Employee.

13. Payments After Death. Should Employee die after termination of Employee’s employment with Employer while any amounts are payable to Employee hereunder, this Agreement shall inure to the benefit of and be enforceable by Employee’s executors, administrators, heirs, distributees, devisees and legatees, and all amounts payable hereunder shall be paid in accordance with the terms of this Agreement to Employee’s devisee, legatee or other designee or, if there is no such designee, to Employee’s estate.

14. Full Settlement. The respective obligations of the parties hereto to make payments or otherwise to perform hereunder shall not be affected by any rights of set-off, counterclaim, recoupment, defense or other claim, right or action which one party hereto may have against the other party hereto. In no event shall Employee be obligated to seek other employment or take any other action by way of mitigation of the amounts which may be payable to Employee by Employer hereunder.

15. Notices. Any notice, consent, demand, request or other communication given to a party hereto in connection with this Agreement shall be in writing and shall be deemed to have been given to such party (x) when delivered personally to such party or (y) provided that a written acknowledgment of receipt is obtained, five (5) days after being sent by prepaid certified or registered mail or two (2) days after being sent by a nationally recognized overnight courier, to the address (if any) specified below for such party (or to such other address as such party shall have specified by ten (10) days’ advance notice given in accordance with this Section 15) or (z) in the case of Employer only, on the first business day after it is sent by facsimile to the facsimile number set forth below (or to such other facsimile number as shall have specified by ten (10) days’ advance notice given in accordance with this Section 15), with a confirmatory copy sent by certified or registered mail or by overnight courier in accordance with this Section 15.

If to Employer:	Ameris Bancorp
310 First Street, S.E.
Moultrie, Georgia 31768
Attn: Chief Executive Officer
Fax: (229) 890-2235

If to Employee:	The address of Employee’s principal residence as it appears in Employer’s records, with a copy to Employee (during the Term) at Employee’s principal office with Employer.

If to a beneficiary of Employee:	The address most recently specified by Employee or such beneficiary.

16. Governing Law. The validity, interpretation and performance of this Agreement shall be governed by the laws of the State of Georgia, without giving effect to the conflicts of laws principles thereof.

17. Successors. Employer shall require any successor (whether direct or indirect, by purchase, merger, consolidation or otherwise) to all or substantially all of the business or assets of Employer, by agreement in form and substance reasonably satisfactory to Employee, to expressly assume and agree to perform this Agreement in the same manner and same extent that Employer would be required to perform it if no such succession had taken place. Failure of Employer to obtain such agreement prior to the effectiveness of any such succession shall be a material, intentional breach of this Agreement and shall entitle Employee to terminate Employee’s employment with Employer for good reason pursuant to Section 8(b) hereof.

18. Modification and Waiver. No provision of this Agreement may be modified, waived or discharged unless such waiver, modification or discharge is agreed to in writing signed by Employee and Employer. No waiver by either party hereto at any time of any breach by the other party hereto of, or compliance with, any condition or provision of this Agreement to be performed by such other party shall be deemed a waiver of dissimilar provisions or conditions at the same or any prior subsequent time.

19. Severability. The invalidity or unenforceability of any provisions of this Agreement shall not affect the validity or enforceability of any other provisions of this Agreement, which shall remain in full force and effect.

20. Counterparts. This Agreement may be executed (and delivered via facsimile or other electronic transmission) in one or more counterparts, each of which shall be deemed an original, and all of which together shall constitute one and the same Agreement.

21. Assignment. This Agreement is personal in nature, and neither party hereto shall, without the prior written consent of the other, assign or transfer this Agreement or any rights or obligations hereunder except as provided in Sections 13 and 17 hereof. Without limiting the foregoing, Employee’s right to receive compensation hereunder shall not be assignable or transferable, whether by pledge, creation of a security interest or otherwise, other than a transfer by Employee’s will or by the laws of descent or distribution as set forth in Section 13 hereof, and in the event of any attempted assignment or transfer contrary to this Section 21, Employer shall have no liability to pay any amounts so attempted to be assigned or transferred.

22. Entire Agreement. This Agreement constitutes the entire agreement between the parties hereto and supersedes all prior agreements, understandings and arrangements, oral or written, between the parties hereto with respect to the subject matter hereof.

23. Construction; Interpretation. Whenever the singular number is used in this Agreement and when required by the context, the same shall include the plural and vice versa, and the masculine gender shall include the feminine and neuter genders and vice versa. Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The headings in this Agreement are for convenience only and are in no way intended to describe, interpret, define or limit the scope, extent or intent of this Agreement or any of its provisions.

24. Compliance with Code Section 409A.

(a) This Agreement shall be interpreted to avoid any penalty sanctions under Section 409A of the Code (“Section 409A”). If any payment or benefit cannot be provided or made at the time specified herein without incurring sanctions under Section 409A, then such benefit or payment shall be provided in full at the earliest time thereafter when such sanctions will not be imposed. For purposes of Section 409A, (i) all payments to be made upon a termination of employment under this Agreement may only be made upon a “separation from service” within the meaning of such term under Section 409A, (ii) each payment made under this Agreement shall be treated as a separate payment and (iii) the right to a series of installment payments under this Agreement is to be treated as a right to a series of separate payments. In no event shall Employee, directly or indirectly, designate the calendar year of payment.

(b) All reimbursements and in-kind benefits provided under this Agreement shall be made or provided in accordance with the requirements of Section 409A, including, where applicable, the requirements that (i) any reimbursement is for expenses incurred during Employee’s lifetime (or during a shorter period of time specified in this Agreement), (ii) the amount of expenses eligible for reimbursement, or in-kind benefits provided, during a calendar year may not affect the expenses eligible for reimbursement, or in-kind benefits to be provided, in any other calendar year, (iii) the reimbursement of an eligible expense will be made on or before the last day of the calendar year following the year in which the expense is incurred and (iv) the right to reimbursement or in-kind benefits is not subject to liquidation or exchange for another benefit.

(c) Notwithstanding any provision in this Agreement to the contrary, if, at the time of Employee’s separation from service with Employer, Employer has securities which are publicly traded on an established securities market, Employee is a “specified employee” (as defined in Section 409A) and it is necessary to postpone the commencement of any severance payments otherwise payable pursuant to this Agreement as a result of such separation from service to prevent any accelerated or additional tax under Section 409A, then Employer will postpone the commencement of the payment of any such payments or benefits hereunder (without any reduction in such payments or benefits ultimately paid or provided to Employee) that are not otherwise exempt from Section 409A until the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer (as determined under Section 409A). If any payments are postponed pursuant to this Section 24(c), then such postponed amounts will be paid in a lump sum to Employee on the first payroll date that occurs after the date that is six (6) months following Employee’s separation from service with Employer. If Employee dies during the postponement period prior to the payment of any postponed amount, such amount shall be paid to the personal representative of Employee’s estate within sixty (60) days after the date of Employee’s death.

(d) Notwithstanding the foregoing provisions of this Section 24, Employer makes no representations that the payments and benefits provided under this Agreement comply with Section 409A, and in no event shall Employer be liable for all or any portion of any taxes, penalties, interest or other expenses that may be incurred by Employee on account of non-compliance with Section 409A.

25. Representations and Warranties of Employer. Employer hereby represents and warrants to Employee that: (i) this Agreement has been duly authorized by the Board, executed and delivered by Employer, and constitutes the valid and binding agreement of Employer, enforceable against Employer in accordance with its terms; and (ii) Employer has the full power authority to execute, deliver and perform this Agreement and has taken all necessary action to secure all approvals required in connection herewith.

26. Arbitration. Any dispute, controversy or claim arising out of or relating to this Agreement or the breach thereof, except as otherwise provided in Section 10(f) or Section 12(c) hereof, shall be submitted to and decided by binding arbitration. Arbitration shall be administered exclusively by the American Arbitration Association (“AAA”) and shall be conducted consistent with the rules, regulations and requirements thereof, as well as any requirements imposed by state law. The AAA Employment Arbitration Rules shall apply. The decision of the arbitrators shall be final and binding as to any matter submitted to them under this Agreement, and judgment on any award rendered by the arbitrators may be entered in any court having jurisdiction thereof.

27. Attorneys’ Fees. If there is any legal action, arbitration or proceeding between Employee and Employer arising from or based on this Agreement or the interpretation or enforcement of any provisions hereof, then the unsuccessful party to such action, arbitration or proceeding shall pay to the prevailing party all costs and expenses, including reasonable attorneys’ fees, incurred by such prevailing party in such action, arbitration or proceeding, in any appeal in connection therewith and in any action or proceeding taken to enforce any judgment or order so obtained by the prevailing party. If such prevailing party recovers a judgment in any such action, arbitration, proceeding or appeal, then such costs, expenses and attorneys’ fees shall be included in and as a part of such judgment.

[Signature page follows.]

IN WITNESS WHEREOF, Employee has executed and delivered this Agreement, and Employer has caused this Agreement to be executed and delivered, all as of the day and year first above set forth.

EMPLOYER:

AMERIS BANCORP

By:
Edwin W. Hortman, Jr.
President and Chief Executive Officer

EMPLOYEE:

JAMES E. CREAMER, JR.